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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                      -------------------------------------

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                     KeyCorp
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               Ohio                                    34-6542451
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(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

   127 Public Square, Cleveland, Ohio                  44114-1306
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(Address of Principal Executive Offices)                (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                      Name of Each Exchange on Which
    to be so Registered                      Each Class is to be Registered
    -------------------                      ------------------------------

    Rights to purchase Common Shares         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


         The Registrant hereby amends its Registration Statement on Form 8-A (Reg. No. 00111302) filed with the Securities and Exchange Commission on June 19, 1997 as set forth herein. On May 15, 1997, the Registrant entered into a Restated Rights Agreement with KeyBank National Association, as Rights Agent (the "Restated Rights Agreement"). The Restated Rights Agreement amended and restated the Rights Agreement, dated as of August 25, 1989, between the Registrant and KeyBank National Association, as amended. On March 6, 1998, the Registrant effected a 2-for-1 stock split, in the form of a 100% stock dividend on its Common Shares, with a par value of $1 each, requiring the adjustment of certain provisions of the Restated Rights Agreement. The following summary restates material terms of the Restated Rights Agreement, giving effect to the stock split and certain adjustments relating thereto. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement filed as an exhibit to the Registration Statement on Form 8-A (Reg. No. 00111302), which is hereby incorporated by reference.


ITEM 1.      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

RIGHTS TO PURCHASE COMMON SHARES

         On August 17, 1989, the Board of Directors of the Registrant declared a dividend consisting of Rights (the "Rights") to purchase Common Shares, with a par value of $1 each, of the Registrant (the "Common Shares"). One of the Rights was distributable with respect to each Common Share outstanding on September 12, 1989 (the "Record Date"). Rights have been and will continue to be issued in respect of all Common Shares that are issued (1) after the Record Date but prior to the earlier of the expiration or redemption of the Rights or the occurrence of a Flip-in Event (as defined below) or (2) upon the exercise of any employee stock option granted prior to the occurrence of a Flip-in Event.

         On January 15, 1998, the Board of Directors of the Registrant declared a 2-for-1 stock split (the "Stock Split") on all of its issued and outstanding Common Shares, by means of a 100% stock dividend payable on March 6, 1998 to shareholders of record on February 18, 1998. To give effect to the Stock Split, certain provisions of the Restated Rights Agreement will be adjusted as set forth herein.

         Each Right represents the right to purchase one Common Share of the Registrant. As a result of the Stock Split, the purchase price applicable to a Right shall be adjusted from $165 to $82.50 (the "Purchase Price"). The Rights will become exercisable on the Distribution Date (as defined below).

         Separate certificates for the Rights will be mailed to holders when a person or group becomes the beneficial owner of 15% or more of the outstanding Common Shares (such person

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or group being an "Acquiring Person") or on such earlier date as the Board of
Directors of the Registrant may specify (the "Distribution Date"). Before the Distribution Date, the Rights will trade with the Common Shares, and any transfer of Common Shares will also constitute a transfer of the associated Rights. After the Distribution Date, the Rights will trade separate and apart from the Common Shares.

         Upon the occurrence of a Flip-in Event, each of the Rights will become the right to purchase one Common Share for $1.00 (the par value per share), and the Rights beneficially owned by the Acquiring Person will become void. A "Flip-in Event" will occur whenever any person or group becomes an Acquiring Person, unless the person or group became an Acquiring Person pursuant to a tender or exchange offer for all of the Common Shares at a price and on other terms approved in advance by the Registrant's Board of Directors.

         If, after a person or group becomes an Acquiring Person, the Registrant is acquired in certain mergers or other business combinations or 50% or more of its assets or earning power is sold, each of the Rights will "flip-over" and become the right to purchase common shares of the acquirer (a "Flip-over Event"). The holder (other than the Acquiring Person) of each Right would, upon the occurrence of a Flip-over Event, be entitled to purchase for $1.00 the number of common shares of the acquirer having a market price equal to the market price of one Common Share.

         The Purchase Price and/or the number of Common Shares (or common shares of an acquirer) to be purchased upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event after May 15, 1997, the Registrant (1) declares a dividend on the Common Shares payable in Common Shares, (2) subdivides or combines the outstanding Common Shares, (3) issues any shares other than Common Shares in a reclassification of the Common Shares, or (4) makes a distribution to all holders of Common Shares of debt securities, subscription rights, warrants or other assets (except regular cash dividends). With certain exceptions, no adjustment will be required until a cumulative adjustment of at least 1% is required.

         The Registrant's Board of Directors may redeem the Rights at any time before the occurrence of a Flip-in Event. As a result of the Stock Split, the redemption price applicable to each Right shall be adjusted from $.01 to $.005 each (the "Redemption Price"). The provisions of the Restated Rights Agreement may be amended by the Registrant's Board of Directors to cure any ambiguity or correct any defect or inconsistency or, prior to the occurrence of a Flip-in Event, to make other changes that the Board of Directors deems to be desirable. The Rights will expire on May 14, 2007, unless they are redeemed before that date.

         Until the Rights are exercised, the holders of the Rights, as such, will have no rights as shareholders of the Registrant, including the right to vote or receive dividends.

         Because of the dilution that could be suffered by an Acquiring Person if Rights were exercised, the Rights could have the effect of discouraging a tender offer or exchange offer for Common Shares or the accumulation of a substantial number of Common Shares, unless the Board of Directors redeems the Rights.

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ITEM 2.           EXHIBITS.

Exhibit No.       Exhibit Description
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     1            Restated Rights Agreement, dated May 15, 1997, between the
                  Registrant and KeyBank National Association, Rights Agent
                  (Filed as Exhibit 1 to the Registrant's Registration Statement on Form 8-A (Reg. No. 00111302) filed on June 19, 1997 and incorporated herein by reference)






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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                     KEYCORP


Date:  March 6, 1998                 By:/s/Thomas C. Stevens
                                        ----------------------------------------
                                        Thomas C. Stevens,
                                        Senior Executive Vice President, General
                                        Counsel and Secretary

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